SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                ACT OF 1934


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                         COMPASS BANCSHARES, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                         COMPASS BANCSHARES, INC.
               --------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

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For Immediate Release
- ---------------------

March 2, 1995
For further information:  Ellen Laden, 205/933-3554



          DECATUR PHYSICIAN NOMINATED TO COMPASS BANCSHARES BOARD


     Prominent Decatur, Alabama physician and civic leader George W. Hansberry, M.D. has been nominated to serve on the 11-member Compass Bancshares board of directors replacing a retiring director. He also will retain his position on Compass' Decatur city board.

     Hansberry has practiced medicine in Decatur since 1965 and has served on Compass' local board since 1972. He is a graduate of the University of Tennessee Medical College, and is a member of local, state and national medical societies. Dr. Hansberry is certified by the American Academy of Family Practice and the American Academy of General Practice.

     Well-known throughout Morgan County, Hansberry is a past president of the Decatur Chamber of Commerce, the Morgan County United Way, the Calhoun Community College Foundation and the Morgan County Economic Development Authority.

     Currently, he is campaign leadership chairman of the Decatur City Schools Foundation and serves on the boards of many civic and charitable organizations.

     Compass chairman and chief executive officer D. Paul Jones, Jr. said today, "George has provided outstanding leadership to our Decatur board for 23 years. His knowledge of our company and strong business development skills will serve our shareholders well."

     Ken Collier, Compass Decatur city president, added, "We are delighted that George has been nominated to the Bancshares board. He is a valuable asset to our bank and to our community."

     Compass Bancshares, Inc. is a $9.1 billion bank holding company with 178 offices in Alabama, Florida and Texas. Shares of the company's common stock are traded through the NASDAQ under the symbol CBSS.


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